Exhibit 99.II-1(ax)

11th December, 2007

BBI Holdings Plc
Golden Gate
Cardiff CF14 5DX

Inverness Medical Innovations, Inc.
51 Sawyer Road, Suite 200
Waltharn
Massachussets 02453
U.S.A.

Dear Sirs

Press Announcement to be released on 11 December, 2007 concerning recommended proposal for the acquisition of BBI Holdings Plc by Inverness Medical Innovations, Inc.

We refer to the final draft of the above mentioned press announcement and write to confirm that we hereby consent to the inclusion of the references to our name in the form and context in which they appear.

Yours faithfully	IDJ Limited 81 Piccadilly London W1J 8HY

/s/ D. M. Bolton	Telephone:
D. M. Bolton	+44(0)20 7355 120
Director
Fax:
+44(0) 2074951149

e-mail:
mail@idj.co.uk

Registered in England No. 1052827. Reg Office: 2 Hobart Place, London, SW1W OHW. Authorised and Regulated by The Financial Services Authority.